UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 11, 2012

NeuStar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21575 Ridgetop Circle Sterling, Virginia		20166
(Address of principal executive offices)		(Zip Code)

(571) 434-5400

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed in a Current Report on Form 8-K filed on January 4, 2012 with the Securities and Exchange Commission, effective January 3, 2012, Douglas Arnold ceased to serve as the Senior Vice President, Human Resources, of NeuStar, Inc. (“NeuStar” or the “Company”). In connection with the event described above, Mr. Arnold entered into a Separation Agreement with the Company on January 11, 2012 (the “Separation Agreement”). A copy of the Separation Agreement is attached as Exhibit 99.1 to this Current Report and the description herein is qualified by reference to the Separation Agreement.

Under the Separation Agreement, Mr. Arnold will remain an employee of the Company through February 29, 2012, serving as a senior advisor to the Company, during which time he will be compensated at his existing base salary and will continue to participate in the Company’s employee benefit plans and programs, including for purposes of vesting under outstanding equity awards.

Following termination of his employment, Mr. Arnold will receive severance benefits under the Company’s Key Employee Severance Pay Plan (the “Severance Plan”). These benefits include: (i) an amount equal to two years of base salary (totaling $570,000), payable over 24 months; (ii) a cash bonus for 2011, based on actual results, payable at the same time bonuses are paid to the Company’s executives in 2012; and (iii) reimbursement of up to 18 months of COBRA continuation coverage under the Company’s medical plan. Mr. Arnold will also receive an additional cash payment of $300,000. Payment of the foregoing amounts is subject to execution of two releases of claims and to Mr. Arnold’s on-going compliance with the non-competition, non-solicitation, non-disparagement and other requirements and obligations under Article V of the Severance Plan and the Separation Agreement.

Item 9.01. Financial Statements and Exhibits.

The following is attached as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Separation Agreement, dated January 11, 2012, between Douglas Arnold and Neustar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2012	NEUSTAR, INC.

	By:	/s/ Paul S Lalljie
		Name:	Paul S Lalljie
		Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Separation Agreement, dated January 11, 2012, between Douglas Arnold and Neustar.